March 24, 2026

Flavia Pease
Chief Financial Officer, Executive Vice President
INSULET CORP
100 Nagog Park
Acton, Massachusetts 01720

       Re: INSULET CORP
           Form 10-K for Fiscal Year Ended December 31, 2025
           Filed February 18, 2026
           File No. 001-33462
Dear Flavia Pease:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Industrial
Applications and Services